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                                                                    EXHIBIT 23.1

                               [KPMG LETTERHEAD]

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Calypte Biomedical Corporation:

    We consent to the incorporation by reference herein of our reports dated March 9, 2000, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Calypte Biomedical Corporation, and to the reference to our firm under the heading "Experts" and "Risks Factors" in this Form S-3 filling.

    Our reports dated March 9, 2000 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from that uncertainty.

                                              /s/ KPMG LLP

San Francisco, California
November 3, 2000